   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 1998
                                                     REGISTRATION NO. 333-47669
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  -----------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                  -----------

                            BLUE RHINO CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  -----------

      DELAWARE                         5984                 56-1870472
   (STATE OR OTHER                   (PRIMARY                 (I.R.S.
   JURISDICTION OF                   STANDARD                EMPLOYER
  INCORPORATION OR                  INDUSTRIAL            IDENTIFICATION
    ORGANIZATION)                 CLASSIFICATION              NUMBER)
                                   CODE NUMBER)

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  -----------

                                 BILLY D. PRIM
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           104 CAMBRIDGE PLAZA DRIVE
                      WINSTON-SALEM, NORTH CAROLINA 27104
                           TELEPHONE (336) 659-6900
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
           SUSAN M. HERMANN                        LARRY A. BARDEN
        PEDERSEN & HOUPT, P.C.                     SIDLEY & AUSTIN
    161 N. CLARK STREET, SUITE 3100           ONE FIRST NATIONAL PLAZA
        CHICAGO, ILLINOIS 60601                CHICAGO, ILLINOIS 60603
       TELEPHONE (312) 641-6888               TELEPHONE (312) 853-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                                  -----------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses to be borne by the Company in connection with the registration, issuance, and distribution of the securities be registered hereby, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee, the NASD filing fee, and the Nasdaq listing fee.

      Securities and Exchange Commission registration fee............. $ 12,824
      NASD filing fee................................................. $  4,847
      Nasdaq listing fee.............................................. $ 69,375
      Transfer agent and registrar's fee and expenses................. $ 25,000
      Blue Sky fees and expenses...................................... $ 10,000
      Printing and engraving expenses................................. $125,000
      Legal fees and expenses......................................... $350,000
      Accounting fees and expenses.................................... $125,000
      Miscellaneous................................................... $ 27,954
                                                                       --------
          Total....................................................... $750,000
                                                                       ========

---------------------
*  To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes indemnification of directors, officers, employees and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute. The Company's Second Amended and Restated Certificate of Incorporation ("Charter") provides that the Company will indemnify its directors and officers to the fullest extent permitted by law.

  Under the provisions of the Company's Charter, any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding shall be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company will not however indemnify any director or officer where such director or officer:
(a) breaches his or her duty of loyalty to the Company or its stockholders;
(b) fails to act in good faith or engages in intentional misconduct or knowing violation of law; (c) authorizes payment of an unlawful dividend or stock repurchase or redemption; or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

  Indemnification under the Company's Charter and Amended and Restated By-laws ("By-laws") includes payment by the Company of expenses in defending an action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the indemnified party to repay such advance if it is ultimately determined that such person is not entitled to indemnification under the Charter, which undertaking may be accepted without reference to the financial ability of such person that makes such repayments. The Company is not responsible for the indemnification of any person seeking indemnification in connection with a proceeding initiated by such person unless the initiation was approved by the Board of Directors of the Company. The Charter and the DGCL further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Charter, the Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise. The Company intends to obtain directors and officers insurance covering its executive officers and directors.

  Insofar as indemnification by the Company for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In October 1995, the Company issued units (the "Units"), each comprised of a 10.5% Senior Discount Note due October 2000 with a face value of $1,364.93 per Unit and a warrant to purchase approximately 40 shares of Common Stock at an exercise price of approximately $4.59 per share for $1,000 per Unit (the "1995 Unit Offering"). The Company sold 12,575 Units representing a face value of $17.2 million of Senior Discount Notes and warrants to purchase an aggregate of 500,028 shares of Common Stock. The gross proceeds from the sale of the Units were approximately $12.6 million. The discounted portion of the Senior Discount Notes represent a yield of 10.5% compounded semi-annually from the date of issuance until October 11, 1998. Thereafter, interest is payable semi-annually at a rate of 10.5% per annum. The Senior Discount Notes are redeemable by the Company in whole or part at any time at their face value less unearned interest. The warrants may be exercised at any time before October 2005. The Senior Discount Notes were issued without registration under the Securities Act in reliance on Section 4(2) of the Securities Act. The following persons and entities purchased the Units in the 1995 Unit Offering:
Michael Arrington, Richard Brenner, Dean Buntrock, Conant Family Partnership, Cornelius & Lothian, L.P., Joseph Cusimano, Peter Desnoes, Doerge-Blue Rhino, L.P., The Craig Duchossois Revocable Trust, The Richard L. Duchossois Revocable Trust, Andrew J. Filipowski, Donald Flynn, Kevin F. Flynn June 1992 Non-Exempt Trust, Bryan J. Flynn June 1992 Non-Exempt Trust, Richard Forsythe Trust, Douglass Gray, William Hulligan, The Kimberly Family Discretionary Trust, David Meltzer, Peer Pedersen, Billy D. Prim, Charles Reeder, Christopher Reyes, Jude Reyes, Ryan Holding Corporation, Howard Warren and Arthur Watson.

  On September 24, 1996, the Company issued a warrant to purchase 227,048 shares of its Common Stock at an exercise price of $6.61 per share to Forsythe/Lunn Technology Partners, L.P. in connection with the execution of a master lease agreement between the Company and Forsythe/McArthur & Associates, Inc. The warrants may be exercised at any time before September 24, 2006. These warrants were issued without registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

  On April 30, 1997, the Company sold 151,227 shares of its Common Stock and warrants to purchase an additional 113,420 shares of its Common Stock with an exercise price of $6.61 per share to Platinum Propane Holding, L.L.C. ("Platinum Propane") for total consideration of $1,000,000 in cash. The warrants may be exercised at any time prior to April 30, 2007. The shares and warrants sold to Platinum Propane were issued without registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

  On January 1, 1998, the Company issued $3,250,000 of 10.5% Subordinated Notes and warrants to purchase in the aggregate 81,915 shares of Common Stock with an exercise price equal to the initial public offering price of the Common Stock offered hereby (the "1998 Warrants") to Lennard Carlson, Craig J. Duchossois, Andrew J. Filipowski, and James P. Liautaud, four stockholders of the Company for total consideration of $3,250,000 in cash. The Subordinated Promissory Notes bear interest at 10.5% per annum and are due on the earlier of a qualified public offering of the Company's Common Stock or December 31, 2000. The warrants may be exercised at any time before December 31, 2008. The Subordinated Promissory Notes and warrants purchased by the stockholders were offered and sold without registration under the Securities Act in reliance on
Section 4(2) of the Securities Act and Rule 505 of Regulation D promulgated thereunder.

  Since formation, the Company has granted options to its employees for 182,607 shares of Common Stock pursuant to its 1994 Stock Incentive Plan at a weighted average exercise price of $6.03 per share, of which options to purchase 0 shares have been exercised and options to purchase 24,559 shares are currently exercisable. Under the proposed recapitalization in connection with this offering, all outstanding options under the 1994 Stock Incentive Plan will be vested upon the completion of the offering. The options were issued without registration under the Securities Act in reliance on Section 4(2) and Rule 701 promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  The exhibits to the Registration Statement are listed in the Exhibit Index which appears elsewhere in this Registration Statement and is hereby incorporated herein by reference.

  All other schedules are omitted because of the absence of the condition under which they are required or because the information is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as the Company may be permitted to indemnify directors, officers and controlling persons of the Company for liabilities arising under the Securities Act pursuant to the provisions described under Item 14 above or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN WINSTON-SALEM, NORTH CAROLINA, ON MAY 14, 1998.

                                          Blue Rhino Corporation

                                                   /s/ Billy D. Prim
                                          By___________________________________
                                                       Billy D. Prim
                                               President and Chairman of the
                                                           Board

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 3 HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MAY 14, 1998.

                 SIGNATURE                                     TITLE
                 ---------                                     -----

            /s/ Billy D. Prim               President and Chairman of the Board
___________________________________________   (Principal Executive Officer)
               Billy D. Prim

           /s/ Mark Castaneda*              Secretary and Chief Financial Officer
___________________________________________   (Principal Financial and Accounting
              Mark Castaneda                  Officer)

        /s/ Andrew J. Filipowski*           Vice Chairman of the Board
___________________________________________
           Andrew J. Filipowski

        /s/ Craig J. Duchossois*            Director
___________________________________________
            Craig J. Duchossois

          /s/ Steven D. Devick*             Director
___________________________________________
             Steven D. Devick

         /s/ S.H. Fogleman III*             Director
___________________________________________
             S.H. Fogleman III

         /s/ James P. Liautaud*             Director
___________________________________________
             James P. Liautaud

         /s/ John H. Muehlstein*            Director
___________________________________________
            John H. Muehlstein

          /s/ Robert S. Steel*              Director
___________________________________________
              Robert S. Steel


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*Signed by Billy D. Prim pursuant to power of attorney.

                                    EXHIBITS

  EXHIBIT
  NUMBER                       DESCRIPTION OF EXHIBIT
  -------                      ----------------------

  1.1      Underwriting Agreement+
  3.1 Form of Second Amended and Restated Certificate of Incorpora-tion of the Company+
  3.2      Amended and Restated Bylaws of the Company+
  4.1      Form of Certificate of Common Stock of the Company+
  5.1      Legal Opinion of Pedersen & Houpt, P.C.
 10.1(a)   Loan Agreement, dated as of December 18, 1997, between the
           Company and NationsBank, N.A.+
 10.1(b)   Security Agreement, dated as of November 26, 1997 between the
           Company and NationsBank, N.A.+
 10.2 Note Purchase Agreement, dated as of January 1, 1998, among the Company and Craig J. Duchossois, Andrew Filipowski, James
           Liautaud and Lennard Carlson+
 10.3(a)   Cylinder Display Rack Lease Agreement, dated as of September
           16, 1996, between the Company and Forsythe McArthur Associ-ates, Inc.+
 10.3(b)   Master Equipment Lease Agreement, dated as of September 24,
           1996, between the Company and Forsythe McArthur Associates,
           Inc.+
 10.4(a) Asset Purchase Agreement, dated as of December 9, 1997, be-tween the Company and Bison Propane Bottle Exchange, LLC+
 10.4(b)   First Amendment to the Asset Purchase Agreement, dated as of
           December 10, 1997, between the Company and Bison Propane Bot-tle Exchange, LLC+
 10.5      Multi-Draw Convertible Secured Promissory Note, dated as of
           February 12, 1998, by Bison Valve, L.L.C. to the Company+
 10.6 Collateral Assignment of License Agreement, dated as of Febru-ary 12, 1998, by Bison Valve, L.L.C. to the Company+
 10.7(a) Form of Distribution Agreement of the Company and Its Distrib-utors+
 10.7(b)   Form of Sublease of Personal Property between the Company and
           Its Distributors+
 10.8(a) Form of Security Agreement to Secure the Sale of Cylinders between the Company and Its Distributors+
 10.8(b) Form of Promissory Note Evidencing the Sale of Cylinders between the Company and Its Distributors+
 10.9      Series A Securities Purchase Agreement, dated as of December
           1, 1994, among the Company and the Purchasers of the Series A
           Convertible Participating Preferred Stock+
 10.10     Unit Purchase Agreement of a 10.5% Senior Discount Note and a
           Warrant to purchase Common Stock of the Company, dated as of October 11, 1995, between the Company and Purchasers named therein+
 10.11 Securities Purchase Agreement, dated as of March 1, 1997, be-tween the Company and Platinum Propane Holding, L.L.C.+
 10.12     Director Option Plan of the Company+
 10.13     Distributor Stock Option Plan of the Company+
 10.14     1994 Stock Incentive Plan of the Company+

  EXHIBIT
  NUMBER                       DESCRIPTION OF EXHIBIT
  -------                      ----------------------

 10.15 Amended and Restated Registration Rights Agreement, dated as of March 1, 1997, among the Company, Forsythe/Lunn Technology
           Partners, L.L.C., Platinum Propane Holding, L.L.C., the Pur-chasers of Units pursuant to the Unit Purchase Agreement dated
           October 11, 1995 and the Purchasers of the Company's Series A
           Convertible Participating Preferred Stock+
 10.16 The Shareholders' Agreement, dated as of December 1, 1994, among the Company and its Stockholders+
 10.17 First Amendment to the Shareholders' Agreement, dated as of October 11, 1995, among the Company and its Stockholders+
 10.18     1998 Stock Incentive Plan of the Company+
 10.19     Real Estate Lease between the Company and Platinum Services
           Corporation dated as of January 1, 1996+
 10.20(a) Master Lease dated as of February 1, 1996 between the Company and Nelco, Ltd.
 10.20(b)  Lease Agreement dated July 30, 1996 between the Company and
           Leasing Innovations,
           Incorporated
 10.20(c)  Lease Agreement dated June 26, 1997 between the Company and
           Green Tree Vendor Services Corporation
 21.1      Subsidiaries of the Company+
 23.1      Consent of Pedersen & Houpt, P.C.+
 23.2      Consent of Coopers & Lybrand L.L.P.+
 23.3      Consent of The Daniel Professional Group, Inc.+
 23.4      Consent of Barbecue Industry Association+
 24.1      Power of Attorney+
 27.1      Financial Data Schedule

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+Previously Filed.